                          [O'MELVENY & MYERS LLP LETTERHEAD]




                                       December
                                        8th
                                       1 9 9 7




                                                                528,715-064
                                                                   LA1-770138.V1




The Macerich Company
233 Wilshire Boulevard
Suite 700
Santa Monica, California 90401

         Re:  STATUS AS A REAL ESTATE INVESTMENT TRUST ("REIT")

Ladies and Gentlemen:

         You have requested our opinion concerning certain federal income tax considerations in connection with the registration by the Company of one or more series of its shares of common stock, $.01 par value per share ("Common Stock"), warrants to purchase Common Stock ("Securities Warrants") and rights to purchase shares of Common Stock ("Rights", the Common Stock, Securities Warrants and Rights are collectively referred to herein as the "Securities"), with a maximum public offering price of up to $500,000,000 as more fully described in the Registration Statement on Form S-3 (Registration No. 333-21157) filed with the Securities and Exchange Commission on February 5, 1997, as amended by Amendment No. 1 filed on December 8, 1997, (as so amended, the "Registration Statement," which includes the Prospectus). Capitalized terms used in this letter and not otherwise defined herein have the meanings assigned to such terms in the Prospectus.

         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

         In rendering our opinion we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement (including the exhibits thereto and all amendments made through the date hereof), (2) the Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P. (the "Operating Partnership"), (3) the corporate charter of the Company, as supplemented by Articles Supplementary filed with the appropriate State of Maryland authorities on May 30, 1995, (4) the corporate organizational documents of the two Management Companies, (5) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, (6) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, (7) the agreements for the partnerships in which the Operating Partnership is a partner (the "Property Partnerships") and
(8) such other documents and information provided by you as we deemed relevant to our opinion.

         In addition, you have provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed officer of the Company, as the corporation which is directly or indirectly serving as (i) the sole corporate general partner of the Operating Partnership, and (ii) a general partner of each of the Property Partnerships, setting forth certain representations relating to the formation and operation of the Company and its subsidiaries (including the Operating Partnership and the Property Partnerships).

         For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the Officer's Certificate, the partnership agreement for the Operating Partnership, the partnership agreements for the Property Partnerships, or the Prospectus. We have, consequently, relied on your respective representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have also assumed, with your permission, that the opinion of Richards, Layton & Finger, dated March 16, 1994, as to certain matters of Delaware law relating to the Lakewood Mall Business Company, a Delaware business trust continues to be correct. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents, or assumption in a material way.

         We have also assumed for the purposes of this opinion that the Company is validly organized and duly incorporated under the laws of the State of Maryland, that the Management Companies are validly organized and incorporated under the laws of the State of Delaware, that the Operating Partnership is a duly organized and validly existing partnerships under the laws of the State of Delaware and that each of the Property Partnerships is duly organized and a validly existing partnership under the law of its state of organization.

         Based on the foregoing, we are of the opinion that:

         1. The Company has qualified for treatment as a real estate investment trust ("REIT") under the Code for its taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, and the Company's organization and method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 1997, and to continue to meet such requirements in each taxable year thereafter.

         2. The discussion in the Prospectus under the heading "FEDERAL INCOME TAX CONSIDERATIONS," fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock.

         We note that the Registration Statement does not currently address the federal income tax considerations that may be relevant to a holder of Securities Warrants or Rights. It is our understanding that in the event the Company issues Securities Warrants or Rights, the Company will prepare a supplement to the Registration Statement, which supplement will address the federal income tax considerations that are likely to be material to a holder of such Securities.

         The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. O'Melveny & Myers LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and their subsidiaries, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

         For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Prospectus under the heading "FEDERAL INCOME TAX
CONSIDERATIONS."

         Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, one or more of the Property Partnerships or to any investment therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use to the name of our firm therein.

                             Respectfully submitted,

                             /s/ O'Melveny & Myers LLP